Exhibit 5.2

May 14, 2020

Penn National Gaming, Inc.

825 Berkshire Blvd., Suite 200

Wyomissing, Pennsylvania 30326

Re: Offering of Common Stock, Par Value $0.01 per Share, of Penn National Gaming, Inc.

Ladies and Gentlemen:

We have acted as counsel to Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), in connection with the offer and sale (the “Offering”) by the Company of 16,666,667 shares of the Company’s common stock, par value $0.01 (the “Firm Shares”), and, at the election of the Underwriters (as defined below), up to 2,500,000 additional shares of the Company’s common stock, par value $0.01 per share (the “Optional Shares,” and collectively with the Firm Shares, the “Shares”), pursuant to the Underwriting Agreement, dated May 11, 2020 (the “Underwriting Agreement”), entered into by and among the Company and Goldman Sachs & Co. LLC and BofA Securities, Inc., as representatives of the several underwriters named in Schedule I thereto (collectively, the “Underwriters”). The Shares have been offered for sale pursuant to a prospectus supplement, dated May 11, 2020, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) on May 13, 2020 (the “Prospectus Supplement”), to the prospectus, dated May 11, 2020 (the “Base Prospectus”), that constitutes a part of the Company’s Registration Statement on Form S-3 (File-No. 333-238149) (the “Registration Statement”), which became effective upon filing, on May 11, 2020, by the Company with the Commission under the Securities Act.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation, as amended, of the Company; (ii) the Fourth Amended and Restated Bylaws of the Company; (iii) the Registration Statement and the exhibits thereto; (iv) the Base Prospectus; (v) the Prospectus Supplement; and (vi) the Underwriting Agreement. We have also examined such corporate records and other agreements, documents, and instruments and such certificates or comparable documents of public officials and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth, including certain resolutions (or written consents, as applicable) adopted by the Board of Directors of the Company and the Pricing Committee of the Board of Directors relating to the offering and sale of the Shares and statements from certain officers of the Company.

Penn National Gaming, Inc.

May 14, 2020

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, or conformed copies, the authenticity of the originals of such latter documents, and the accuracy and completeness of all records, information, and statements submitted to us by officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties. We have also assumed that the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Base Prospectus and Prospectus Supplement.

Based on the foregoing, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein, we are of the opinion that the Shares to be issued and sold by the Company to the Underwriters as contemplated by the Underwriting Agreement have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, will be legally issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the Commonwealth of Pennsylvania.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is given as of its date. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement and the Prospectus Supplement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the use of our name in the Base Prospectus and Prospectus Supplement under the caption “Legal Matters.”  In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ballard Spahr LLP
Ballard Spahr LLP